UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE
ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934.

 Commission File Number
001-31984

 BRISTOL WEST HOLDINGS, INC.

 (Exact name of registrant as specified in its charter)

 5701 Stirling Road, Davie, Florida 33314
(954) 316-5200

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 Common Stock, $0.01 par value

 (Title of each class of securities covered by this Form)

 None

 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1
)(i)
☒
Rule 12h-3(b)(1)(i)
☒

 Rule 12g-4(a)(1)(ii)
☐
Rule 12h-3(b)(1)(ii)
☐

 Rule 12g-4(a)(2)(i)
☐
Rule 12h-3(b)(2)(i)
☐

 Rule 12g-4(a)(2)(ii)
☐
Rule 12h-3(b)(2)(ii)
☐

Rule 15d-6
☐

Approximate number of holders of record as of the certification or notice date: 4

Pursuant to the requirements of the Securities Exchange Act of 1934 Bristol West Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 5, 2007	By:	/s/ Richard W. Probert

        Name: Richard W. Probert  Title: Securities and Corporate Attorney